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                                                                   EXHIBIT 10.23

BORG-WARNER AUTOMOTIVE, INC.
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN


                          BORG-WARNER AUTOMOTIVE, INC.
                 BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN


I.       PURPOSE

         The purpose of the Borg-Warner Automotive, Inc. Board of Directors Deferred Compensation Plan (the "Plan") is to enhance the Company's ability to attract and retain qualified non-employee Directors. The Plan was established effective January 1, 1995, and has subsequently been amended to permit allocation of deferred amounts to Borg-Warner Automotive Stock Unit Accounts. The effective date of this amendment is April 18, 1995.

II.      DEFINITIONS

         Where appropriate, references in this Plan to the masculine shall include the feminine, and references to the singular shall include the plural.

         2.1. "Beneficiary" means the person or persons so designated by a Participant pursuant to Section 6.3.

         2.2. "Board of Directors" means the Board of Directors of Borg-Warner Automotive, Inc.

         2.3. "BWA Stock Unit" means a measure of participation under the Plan which has a value based on the Market Value of Common Stock.

         2.4. "BWA Stock Unit Account" means the stock unit account described in Section 5.4 to which a Participant may elect to allocate a portion of his annual Retainer Fee each Deferral Year.

         2.5. "Committee" means the committee of the Company appointed by the Board of Directors to manage and administer the Plan. This Committee shall consist of all or a portion of those members of the Board of Directors who are employees of the Company.

         2.6. "Common Stock" means Borg-Warner Automotive, Inc.'s $0.01 par value common stock.

         2.7.     "Company" means Borg-Warner Automotive, Inc.

         2.8. "Deferral Election" means the Borg-Warner Automotive, Inc. Board of Directors Deferred Compensation Plan Election Agreement filed with the Committee by a Participant pursuant to the requirements of Article IV. The Deferral Election shall indicate the percentage of the annual
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                  Retainer Fee that a Participant is deferring, an allocation of the annual Retainer Fee deferral among the Moody's Money
                  Credit Account, the Prime Rate Money Credit Account and the
                  BWA Stock Unit Account, and an election as to the time and form of payment of the amounts deferred and associated earnings or losses.

         2.9. "Deferral Year" means any calendar year with respect to which a Participant files a Deferral Election, beginning as of January 1, 1995, and continuing until this Plan is terminated.

         2.10. "Deferred Benefit Account" means the account maintained on the books of the Company for each Deferral Election of a Participant pursuant to Article IV.

         2.11. "Disability" shall have the same meaning as under the Company-sponsored long-term disability plan then in effect.

         2.12. "Effective Date" means January 1, 1995. However, the Effective Date with respect to the addition of the BWA Stock Unit Account and related amendments to the Plan shall be April 18, 1995.

         2.13.    "Market Value" is defined in Section 5.4(c).

         2.14. "Moody's Interest Yield" means an annual interest rate equal to the average yield to maturity of the Moody's Corporate AAA Bond Index for the 12 months preceding the relevant Valuation Date. If a distribution is to be made on a date that is not a January 1, the Moody's Interest Yield shall be prorated as appropriate and shall be based on the average yield to maturity of the Moody's Corporate AAA Bond Index for the months since the immediately preceding Valuation Date.

         2.15. "Moody's Money Credit Account" means the fixed income money credit account described in Section 5.2 to which a Participant may elect to allocate a portion of his Retainer Fee that is deferred for each Deferral Year.

         2.16. "Participant" means a member of the Board of Directors of the Company (a) who is not an employee of the Company, (b) who is designated to be eligible to participate in the Plan pursuant to Article III and (c) who has made an initial Deferral Election pursuant to Article IV. A director who has deferred a percentage of his Retainer Fee under the Plan shall continue as a Participant until he has received payment of all amounts deferred by him pursuant to his Deferral Elections under the Plan.

         2.17. "Participant Account" means the account established for each Participant to reflect the total liability of the Company to him for all Deferred Benefit Accounts, as provided in Section 5.1.

         2.18. "Plan" means this Borg-Warner Automotive, Inc. Board of Directors Deferred Compensation Plan, as amended from time to time.

         2.19.    "Prime Rate Interest Yield" means an annual interest rate

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                  equal to the average of the prime lending rate for the 12
                  months preceding the relevant Valuation Date, as published on the first business day of each month in the Wall Street Journal. If a distribution is to be made on a date that is not a January 1, the Prime Rate Interest Yield shall be prorated as appropriate and shall be based on the prime lending rate for the months since the immediately preceding Valuation Date.

         2.20. "Prime Rate Money Credit Account" means the fixed income money credit account described in Section 5.3 to which a Participant may elect to allocate a portion of his Retainer Fee that is deferred for each Deferral Year.

         2.21. "Retainer Fee" means the annual Retainer Fee payable during the relevant Deferral Year to a Participant for services rendered as a member of the Board of Directors of the Company. The Retainer Fee does not include payments of any specific service fees (such as meeting fees, chairperson fees, etc.), to members of the Board of Directors.

         2.22. "Termination of Service" means the Participant's cessation of service with the Board of Directors for any reason whatsoever, whether voluntary or involuntary, including by reason of death or Disability.

         2.23. "Unforeseeable Financial Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness of the Participant or a dependent of the Participant, the Participant's Disability, loss of the Participant's property due to a casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee shall determine, in its sole discretion, whether an Unforeseeable Financial Emergency exists.

         2.24.    "Unscheduled Withdrawal" is defined in Section 6.7.

         2.25. "Valuation Date" means the date on which the value of a Participant's Deferred Benefit Account is determined, as provided in Article V hereof. The first day of each Deferral Year shall be a Valuation Date, and other Valuation Dates with respect to a particular Participant may be established by the Committee (i) in order to credit dividends to Participants' BWA Stock Unit Accounts on each dividend payment date, as provided in Section 5.6, (ii) in the case of an Unforeseeable Financial Emergency, as provided in Section 6.6, (iii) in the event of termination of the Plan pursuant to Section 9.2, and
                  (iv) at any other time it deems necessary for the prudent administration of the Plan, including any other dates specifically mentioned in the Plan.

III.     ELIGIBILITY AND PARTICIPATION

         Participation in the Plan shall be limited to all non-employee members of the Board of Directors who elect to participate in the Plan by filing a Deferral Election with the Committee pursuant to Article IV. A Participant who has made a Deferral Election for

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         one or more Deferral Years but does not make a Deferral Election (or elects not to defer a percentage of his annual Retainer Fee) in a subsequent Deferral Year shall continue as a Participant until all benefits under the Plan have been distributed to him.

IV.      DEFERRAL ELECTIONS

         4.1. Time of Election. Deferral Elections made with respect to the Deferral Year commencing on the initial Effective Date shall be made within 30 days following that Effective Date. Deferral Elections made for subsequent Deferral Years shall be made no later than 30 days prior to the commencement of the applicable Deferral Year. A new non-employee member of the Board of Directors shall be eligible to participate in the Plan if he files a Deferral Election with the Committee within 30 days of his commencement of service as a member of the Board of Directors.

         4.2. Minimum and Maximum Deferral and Form of Election. Prior to the beginning of each Deferral Year, each Participant may elect to defer up to 100% of his Retainer Fee, in increments of 5%. The Participant may also elect not to defer any portion of his Retainer Fee in a Deferral Year. In each Deferral Election, the Participant shall specify the percentage of deferred Retainer Fee (in increments of 5%) that is to be allocated to the Moody's Money Credit Account, the percentage of his deferred Retainer Fee to be allocated to the Prime Rate Money Credit Account, and the percentage of his deferred Retainer Fee to be allocated to the BWA Stock Unit Account. The Participant shall also elect one or more times and forms of distribution, as specified in Section 6.1. Once a Participant makes an election pursuant to this Section, he may not change such election, except as indicated elsewhere in the Plan. A Participant's Deferral Election shall become effective after the Committee reviews it and deems it complete. The Committee shall notify the Participant upon accepting the Deferral Election.

                  A Participant shall complete a separate Deferral Election for each Deferral Year. The amount of any Retainer Fee deferred pursuant to each Deferral Election must remain in the Plan until the Participant's sixty-fifth (65th) birthday or his Termination of Service (as elected by the Participant, subject to the provisions of Section 6.1) unless the Committee elects to distribute such amounts due to an Unforeseeable Financial Emergency (pursuant to Section 6.6).


                  At the time of a Participant's initial Deferral Election, he shall also elect a Beneficiary and form of payment to such Beneficiary, on a Beneficiary designation form provided by the Committee, as provided in Section 6.3.

         4.3. Timing of Deferral Credits. The percentage amount of a Retainer Fee that a Participant elects to defer in the Deferral Election shall cause an equivalent reduction in the amount of the Retainer Fee actually paid in cash to the Participant for that year. Retainer Fee deferrals shall be credited to each Participant's appropriate Deferred Benefit

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                  Account as of the January 1 immediately following the relevant
                  Deferral Year. For example, any Retainer Fee payable to the Participant during 1995 shall be credited to his Participant Account as of January 1, 1996. Such amounts shall be credited to the Participant's Moody's Money Credit Account, the Prime Rate Money Credit Account, and the BWA Stock Unit Account in the percentages elected pursuant to Section 4.2. Amounts credited to the BWA Stock Unit Account shall be converted to BWA Stock Units, as provided in Section 5.4(a).

         4.4. Failure to Submit Election Forms. If a Participant fails to submit a Deferral Election within the relevant time limit under Section 4.1, the Participant will be deemed to have elected to defer 0% of his Retainer Fee for the Deferral Year for which such Deferral Election is required.

         4.5. Nullification of Deferral Elections. Notwithstanding the submission of Deferral Elections pursuant to this Article, the Committee may nullify or modify such elections upon determination that an Unforeseeable Financial Emergency exists. This nullification may be in addition to any distribution allowed under Section 6.6 and shall be applied so as to avoid the application of the short-swing profit rules of
                  Section 16(b) of the Securities Exchange Act of 1934.

V.       STATUS OF DEFERRED AMOUNTS

         5.1.     Participant Account.

                  (a) Establishment and Crediting of Contributions, Earnings, and Dividends. The Company shall establish a Participant Account for each Participant to reflect accurately its total liability to him for all Deferred Benefit Accounts. The Participant Account shall be credited with all amounts deferred by a Participant under each Deferral Election, any interest earned on amounts deferred in the Moody's Money Credit Account or the Prime Rate Money Credit Account, and any dividends and appreciation or depreciation in the Market Value of the BWA Stock Units in the Participant's BWA Stock Unit Account.

                  (b) Sub-Accounts. Each Participant Account shall contain sub-accounts for each Deferred Benefit Account, and shall reflect amounts in such Deferred Benefit Account that are attributable to the Retainer Fee deferred under the applicable Deferral Election, and such sub-accounts shall indicate whether amounts are allocated to the Moody's Money Credit Account, the Prime Rate Money Credit Account or the BWA Stock Unit Account. Each such sub-account shall be credited with, and shall reflect the total amount attributable to, the Moody's Interest Yield, the Prime Rate Interest Yield or the BWA Stock Unit value and dividends, as appropriate.

         5.2. Moody's Money Credit Account. Amounts in a Participant Account that have been allocated to the Moody's Money Credit



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                  Account shall earn interest at the Moody's Interest Yield.
                  Interest shall be compounded annually and credited each January 1, until all amounts allocated to the Moody's Money Credit Account have been distributed to or withdrawn by the Participant.

         5.3. Prime Rate Money Credit Account. Amounts in a Participant Account that have been allocated to the Prime Rate Money Credit Account shall earn interest at the Prime Rate Interest Yield. Interest shall be compounded annually and credited each January 1, until all amounts allocated to the Prime Rate Money Credit Account have been distributed to or withdrawn by the Participant.

         5.4. BWA Stock Unit Account. A Participant's BWA Stock Unit Account shall be expressed in terms of BWA Stock Units, which represent units of Common Stock to the nearest one-hundredth of a share.

                  (a) Converting Deferred Retainer Fee to BWA Stock Units. Amounts in a Participant Account that have been allocated to the BWA Stock Unit Account shall be converted to BWA Stock Units. The number of BWA Stock Units credited to the account will be determined by dividing the amount of deferred Retainer Fee credited to this account on the January 1 immediately following the relevant Deferral Year by the Market Value of a share of Common Stock as of December 31 of the relevant Deferral Year.

                  (b) Converting Dividends to BWA Stock Units. Whenever the Company pays a dividend on its Common Stock, in cash or in property, at a time when a Participant has BWA Stock Units credited to his BWA Stock Unit Account, the Participant shall receive a number of additional BWA Stock Units equal to the result of first multiplying the number of BWA Stock Units in his BWA Stock Unit Account by the dividend paid on each share of Common Stock and then dividing this amount by the Market Value of Common Stock on the date that the dividend is paid.

                  (c) Market Value. The "Market Value" of a share of Common Stock on a particular day shall be the closing price of such share on the New York Stock Exchange on the day in question, or the day of the last previous sale if there is not any sale on the day in question.

                  (d) Other Adjustments. In the event of a stock dividend on Common Stock or any split-up or combination of shares of Common Stock, or any other change therein, an appropriate adjustment shall be made in the aggregate number of BWA Stock Units then credited to the Participant's BWA Stock Unit Account so as to give effect to the extent practicable to such change in the capital structure of the Company and to the purpose and intent of the Plan.

         5.5. Transfers Between Accounts. A Participant may elect to make transfers between and among his Moody's Money Credit Account




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                  and his Prime Rate Money Credit Account in accordance with the following provisions:

                  (a) A Participant may elect to make only one such transfer each Deferral Year, under procedures established by the Committee.

                  (b) Each transfer shall be effective and credited as of the January 1 next following the date the Participant makes the transfer election.

                  (c) Transfers must be in an amount that equals or exceeds the lesser of $1,000 or the entire balance of the account from which the transfer is made.

                  (d) In no event will a Participant be allowed to make any transfers either to or from his BWA Stock Unit Account. Amounts credited to a Participant's BWA Stock Unit Account shall remain in such account until distributed or withdrawn from such account pursuant to Article VI.

         5.6. Determination of Account. Each Participant Account as of each Valuation Date shall consist of the balance of the Participant Account as of the immediately preceding Valuation Date, plus any Retainer Fee deferred and credited pursuant to Section 4.2 and transfers credited pursuant to Section 5.5. The Participant Account shall be reduced by the amount of all withdrawals, transfers and distributions, if any, made from such Participant Account as of the current Valuation Date or since the preceding Valuation Date.

                  With respect to amounts in the Moody's Money Credit Account, the appropriate Moody's Interest Yield shall be credited on the balance of the Moody's Money Credit Account as of the immediately preceding Valuation Date. Similarly, with respect to amounts in the Prime Rate Money Credit Account, the appropriate Prime Rate Interest Yield shall be credited on the balance of the Prime Rate Money Credit Account as of the immediately preceding Valuation Date. With respect to amounts in the BWA Stock Unit Account, the amounts will be deemed to be invested in the BWA Stock Units, each of which has a value equal to the Market Value of a share of Common Stock on the date immediately preceding the Valuation Date, and any dividend equivalent to be added shall be calculated based on the number of BWA Stock Units to the credit of the Participant on the immediately preceding Valuation Date. The Committee shall advise each Participant of the balance in his Participant Account at least annually (on a date to be determined by the Committee).

         5.7. Vesting of Participant Account. A Participant shall be 100 percent vested in all amounts credited to his Participant Account at all times.

VI.      DISTRIBUTIONS AND WITHDRAWALS OF BENEFITS

         6.1. Distribution Options. When making a Deferral Election pursuant to Section 4.2, the Participant must elect one of the following alternative forms of payment for each related Deferred Benefit Account:




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                  (a)      Approximately equal monthly installments for a period
                           of 5, 10, 15 or 20 years payable on the first day of each month commencing on the January 1 next following the Participant's sixty-fifth (65th) birthday or Termination of Service, according to the option chosen by the Participant.

                  (b) A lump sum payable on the January 1 next following the Participant's sixty-fifth (65th) birthday or Termination of Service, according to the option chosen by the Participant.

                  Notwithstanding subsections (a) and (b) above, any Participant who is age sixty-five (65) or older in the relevant Deferral Year must elect to commence payment of any Deferred Benefit Account for such Deferral Year on the January 1 next following his Termination of Service.

         6.2. Change in Distribution Options. At least 24 months (or more) prior to the expiration of the Participant's term as a member of the Board of Directors or the Participant's sixty-fifth
                  (65th) birthday, whichever occurs first, a Participant may submit a written election to the Committee to change the commencement of payment of one or more Deferred Benefit Accounts from Termination of Service to age 65 or change the form of payment elected for such Deferred Benefit Account(s) from installment payment to lump sum without penalty; provided, however, that if the Participant subsequently incurs a Termination of Service within the 24 months immediately succeeding such election change, the election change shall be null and void and the original election shall be reinstated. However, any other changes elected by the Participant shall result in a 10% reduction before payment of the relevant Deferred Benefit Account. This includes, but is not limited to, (a) an election to change from a lump sum payment to installment payments or (b) an election to defer commencement of payment that is submitted to the Committee less than 24 months prior to the expiration of the Participant's term. The Participant shall only be subjected to one 10% reduction in each affected Deferred Benefit Account at one time, regardless of the number of changes in form of payment that a Participant elects at that time.

         6.3. Designation of Beneficiary and Form of Death Benefit. Each Participant must designate at least one individual or other entity as a Beneficiary (on a Beneficiary designation form provided by the Committee) in the event of the Participant's death. The Participant may also designate one or more contingent beneficiaries. The Participant shall also designate a form of death benefit from among the following: lump sum payment or monthly payments for a period of 5, 10, 15 or 20 years. The form of death benefit elected shall apply to the full amount of the Participant's Account. All forms of benefit shall commence as of the January 1 next following the Participant's death.



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         6.4.     Death Prior to Termination of Service. Upon the death of a
                  Participant prior to his Termination of Service, the Beneficiary of the deceased Participant shall be entitled to a death benefit equal to the value of the Participant Account as determined under Section 5.6. The form of benefit shall be as provided in Section 6.3. If the Participant's Beneficiary is not alive at the time of the Participant's death, and the Participant has no surviving spouse, the estate of the Participant may petition the Committee for payment of the Participant Account to the estate in the form of a lump sum on the first day of the first month subsequent to the petition (such day to be a Valuation Date with respect to the applicable Participant Account) or as soon as otherwise administratively feasible.

         6.5. Death Following Termination of Service. Upon the death of a Participant following his Termination of Service, the Beneficiary of the deceased Participant shall continue to receive any of the remaining payments from the Participant Account in the form of payment elected by the Participant in his Deferral Elections.

         6.6. Emergency Benefit; Waiver of Deferral. In the event that the Committee, upon written petition of the Participant or his Beneficiary, determines in its sole discretion that the Participant or his Beneficiary has suffered an Unforeseeable Financial Emergency (including an Unforeseeable Financial Emergency as a result of a Disability), the Company shall pay to the Participant or his Beneficiary on the first day of the calendar month as soon as practicable following such determination (such date to be a Valuation Date with respect to the applicable Participant Account), an amount necessary to satisfy the emergency, but not in excess of the sum of the Participant's Moody's Money Credit Account and Prime Rate Money Credit Account. No payments shall be made from a Participant's BWA Stock Unit Account pursuant to this Section 6.6.

         6.7. Unscheduled Withdrawals. A Participant may make an Unscheduled Withdrawal of any amounts in his Moody's Money Credit Account and/or Prime Rate Money Credit Account that have been in the Plan for at least five years by filing an election with the Committee. The Company shall make payment of the requested withdrawal as of the January 1 next following the Committee's receipt and approval of the withdrawal election. Subject to the remainder of this Section 6.7, a request for an Unscheduled Withdrawal may be filed at any time prior to December 15th of the year preceding the year in which unscheduled withdrawal is made. A Participant may take no less than the lesser of $2,000 or the remaining balance in his Participant Account in the form of an Unscheduled Withdrawal. Amounts taken in the form of an Unscheduled Withdrawal will be reduced by a 10% penalty at the time of payment. No Unscheduled Withdrawals shall be made from a Participant's BWA Stock Unit Account.

         6.8. Withholding Taxes. To the extent required by law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by any Federal, State, or local government.
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         6.9.     Form of Distributions/Withdrawals. All distributions and
                  withdrawals made under the Plan shall be made in cash and shall be valued as of the Valuation Date coincident with or immediately preceding the date of the distribution or withdrawal. Distributions from the BWA Stock Account shall be converted to cash, as of such Valuation Date, in order to effect such distributions.

VII.     CLAIMS FOR BENEFITS PROCEDURE

         7.1. Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to any member of the Committee. If such claim is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than 60 days after receipt of the claim, notify the claimant of the denial of the claim.

         7.2. Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of denial of the claim, the claimant may within 90 days file a written request to the Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee in its sole discretion. In connection with the claimant's appeal of the denial of his claim, he may review relevant documents and may submit issues and comments in writing.

         7.3. Decision upon Review of Denial of Claim for Benefits. The Committee shall render a decision on the claim review promptly, but no more than 60 days after the receipt of the claimant's request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the 60 day period shall be extended to 120 days. The decision of the Committee shall be final and binding in all respects on both the Company and the claimant.

VIII.    ADMINISTRATION

         8.1. Committee. The Plan shall be administered by the Committee. No member of the Committee may be a Participant under the Plan. The Committee may designate another administrative committee comprised of Company employees to oversee the day to day administration of the Plan.

         8.2. General Rights, Powers, and Duties of Committee. The Committee shall be the Plan Administrator and it shall be responsible for the management, operation, and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

                  (a) To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;




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                  (b)      To administer the Plan in accordance with its terms
                           and any rules and regulations it establishes;

                  (c) To maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

                  (d) To construe and interpret the Plan and resolve all questions arising under the Plan;

                  (e) To direct the payment of benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan; and

                  (f) To be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable Federal or State law.

         8.3. Information to be Furnished to Committee. The Company shall furnish the Committee such data and information as it may require. The records of the Company shall be determinative of each Participant's period of service as a member of the Board of Directors, personal data and Retainer Fee deferrals. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and shall execute such documents, as the Committee requests.

         8.4. Responsibility. No member of the Committee or of the Board of Directors shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company within the scope of his Company duties. Each member of the Committee shall be indemnified and held harmless by the Company for any liability arising out of the administration of the Plan, to the maximum extent permitted by law.

IX.      AMENDMENT AND TERMINATION

         9.1. Amendment. The Plan may be amended in whole or in part by the Committee at any time. No amendment shall effectively decrease the value of a Participant Account. An amendment that makes a prospective change in the future interest rate credited under the Plan will only become effective on the subsequent January 1 after providing advance written notice to Participants and Beneficiaries then entitled to receive benefits.

                  The Committee reserves the unilateral right to change any rule under the Plan if it deems such a change necessary to avoid constructive receipt or to avoid the application of the Employee Retirement Income Security Act of 1974, as amended, to the Plan.


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         9.2.     Company's Right to Terminate. The Committee reserves the sole right to terminate the Plan and/or any Deferral Elections pertaining to a Participant at any time after the Effective Date. In the event of any such termination, the Participant shall be entitled to the accrued amount of his Participant Account determined under Section 5.1, determined using the date of the Termination of the Plan as a Valuation Date. Such benefit shall be paid to the Participant in quarterly installments over a period of no more than ten (10) years, except that the Committee, in its sole discretion, may pay out such benefit in a lump sum or in installments over a period shorter than ten (10) years.

X.       MISCELLANEOUS

         10.1. No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under the Plan.

         10.2. No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefit to any person.

         10.3. No Service Rights. Nothing herein shall constitute a contract of continuing service or in any manner obligate the Company to continue the services of the Participant or obligate the Participant to continue in the service of the Company. Nothing herein shall be construed as fixing or regulating the Retainer Fee or any other amount payable to any Participant.

         10.4. Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments under the Plan remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.
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         10.5.    Non-assignability. Neither the Participant nor any other
                  person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable prior to actual payment shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

         10.6. Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

         10.7. Governing Laws. The Plan shall be construed and administered according to the laws of the State of Illinois.